Exhibit 99.1
Victoria’s Secret & Co. Reports First Quarter 2023 Results
Provides second quarter and updated full year 2023 guidance

Reynoldsburg, Ohio (May 31, 2023)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2023 financial results for the first quarter ended April 29, 2023.

Chief Executive Officer Martin Waters commented, “The first quarter continued to be a volatile macro environment for our customer and as the quarter progressed business became more challenging. Sales were in-line with our original expectations; however, we were more promotional than planned and ended the quarter at the lower-end of our adjusted operating income guidance. Sales performance was particularly challenging in our core categories where there was significant decline in the overall stores and digital intimates market in North America. Inventory levels in our Victoria’s Secret and PINK business ended the quarter down low-double digits compared to last year and we are prudently positioned as we move forward. Our international business continued its stellar growth around the globe with China as a particular bright spot, and our recent acquisition, Adore Me, met our expectations during its first quarter as a part of Victoria’s Secret & Co.”

Martin continued, “While the challenging environment is likely to continue for the balance of 2023, we remain steadfast and focused on the three pillars of our long-term strategy: strengthen the core, ignite growth and transform the foundation. We are executing against initiatives in each pillar to change the trajectory of our business as the year progresses, including: new bra launches, reimagining our merchandise positioning and strategy for PINK, full company rollout of our new customer loyalty program, new customer experience initiatives in our digital technology, and further expansion of our successful store of the future format just to name a few. We recognize we’re on a journey and our brand repositioning efforts will take time, and while the environment creates some turbulence, we remain confident in our repositioning efforts and our strategic plans for growth. We are enthusiastic about our opportunities and are committed to delivering our long-term financial targets and returning value to our shareholders.”

First Quarter Results
The Company reported net income of $1 million, or $0.01 per diluted share for the first quarter of 2023. This result compares to net income of $81 million, or $0.93 per diluted share for the first quarter of 2022. First quarter 2023 operating income was $28 million compared to operating income of $94 million in the first quarter of 2022.

Excluding the impact of the items described at the conclusion of this press release, first quarter 2023 adjusted net income was $22 million, or $0.28 per diluted share, and adjusted operating income was $55 million, compared to adjusted net income of $97 million, or $1.11 per diluted share, and adjusted operating income of $116 million in the first quarter of 2022.

The Company reported net sales of $1.407 billion for the first quarter of 2023, a decrease of 5% compared to net sales of $1.484 billion in the prior year first quarter. Total comparable sales for the first quarter of 2023 decreased 11% compared to the first quarter of 2022.

Adjusted net income and adjusted operating income are non-GAAP financial measures. At the conclusion of this press release, we have included more information regarding these non-GAAP financial measures, including a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure reported in accordance with GAAP.

Capital Allocation
In January 2023, the Company announced a new share repurchase program (“January 2023 Share Repurchase Program”) providing for the repurchase of up to $250 million of the Company’s common stock through the end of fiscal year 2023. As a component of the January 2023 Share Repurchase Program, the Company entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $125 million of the Company’s common stock. Under the terms of the ASR, the Company made a payment of $125 million to Goldman Sachs on February 2, 2023 and received an initial delivery of approximately 2.4 million shares of the Company’s common stock. Subsequent to the end of the first quarter, the ASR was completed, and the Company received an additional approximately 1.3 million shares of the Company’s common stock. The total approximately 3.7 million shares repurchased under the ASR was based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR.

Full Year and Second Quarter 2023 Outlook
The Company has updated its full year forecast to reflect first quarter results and recent trends in the business and is now forecasting full year 2023 net sales to be in the range of flat to down low-single digits compared to last year’s net sales of $6.344 billion. At this forecasted level of sales, we expect the adjusted operating income rate for the full year 2023 to be in the range of 5% to 6%.

The Company is forecasting second quarter 2023 net sales to decrease in the mid-single digit range compared to last year’s second quarter net sales of $1.521 billion. At this forecasted level of sales, adjusted operating income for the second quarter of 2023 is expected to be in the range of $35 million to $65 million. Adjusted net income for the second quarter of 2023 is estimated to be in the range of $0.10 to $0.40 per diluted share.

Forecasted adjusted operating income and adjusted net income per diluted share for the full year and second quarter 2023 excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including recognition in gross profit of purchase accounting fair value adjustments to acquired inventories as it is sold and expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income or adjusted net income per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Victoria’s Secret & Co. will conduct its first quarter earnings call at 8:00 a.m. Eastern on Thursday, June 1, 2023. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-800-839-1171 (international replay number: 1-203-369-3030); conference ID 5358727 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a Fortune 500 specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives, and Adore Me, a technology-led, digital-first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of approximately 1,350 retail stores in approximately 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, could affect our financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.) may not be tax-free for U.S. federal income tax purposes;
•we may not realize all of the expected benefits of the spin-off;
•general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•the novel coronavirus (COVID-19) global pandemic has had and may continue to have an adverse effect on our business and results of operations;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•our ability to successfully operate and expand internationally and related risks;
•our independent franchise, license, wholesale and joint venture partners;
•our direct channel business;
•our ability to protect our reputation and the image of our brands;

•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
◦political instability, environmental hazards or natural disasters;
◦significant health hazards or pandemics;
◦legal and regulatory matters;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of vendor and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs, including those caused by inflation;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2023.

For further information, please contact:

Victoria's Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Sales (Millions):

	First Quarter	First Quarter	% Inc/ (Dec)
	2023	2022
Stores - North America[1]	$785.8	$930.9	(15.6%)
Direct[1]	464.5	420.6	10.4%
International[2]	157.1	132.3	18.7%
Total	$1,407.4	$1,483.8	(5.1%)

1 - Results for the first quarter 2023 include Adore Me sales.
2 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	First Quarter	First Quarter
	2023	2022
Stores and Direct[1]	(11%)	(8%)
Stores Only[2]	(14%)	(3%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/28/23	Opened	Closed	4/29/23
Company-Operated:
U.S.	812	1	(6)	807
Canada	25	—	(1)	24
Subtotal Company-Operated	837	1	(7)	831

China Joint Venture:
Beauty & Accessories[1]	39	1	(2)	38
Full Assortment	33	1	—	34
Subtotal China Joint Venture	72	2	(2)	72

Partner-Operated:
Beauty & Accessories	308	2	(5)	305
Full Assortment	135	4	(6)	133
Subtotal Partner-Operated	443	6	(11)	438

Adore Me	6	—	—	6
Total	1,358	9	(20)	1,347
1 - Includes fourteen partner-operated stores at 4/29/23.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED APRIL 29, 2023 AND APRIL 30, 2022
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$1,407,380	$1,483,806
Costs of Goods Sold, Buying and Occupancy	(904,986)	(962,300)
Gross Profit	502,394	521,506
General, Administrative and Store Operating Expenses	(474,120)	(427,384)
Operating Income	28,274	94,122
Interest Expense	(22,505)	(12,414)
Other Income (Loss)	3	(3,708)
Income Before Income Taxes	5,772	78,000
Provision for Income Taxes	1,960	1,856
Net Income	3,812	76,144
Less: Net Income (Loss) Attributable to Noncontrolling Interest	3,087	(4,679)
Net Income Attributable to Victoria's Secret & Co.	$725	$80,823

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$0.01	$0.93

Weighted Average Shares Outstanding	79,671	87,057

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP above and throughout this press release, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria's Secret & Co. and net income per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain special items. We believe that these special items are not indicative of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of adjusted financial information may differ from similarly titled measures used by other companies. The table below reconciles the GAAP financial measures to the non-GAAP financial measures.

	First Quarter
	2023	2022
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$28,274	$94,122
Restructuring Charge (a)	11,125	—
Adore Me Acquisition-related Items (b)	9,321	—
Amortization of Acquired Intangible Assets (c)	6,284	—
Occupancy-related Legal Matter (d)	—	21,679
Adjusted Operating Income	$55,004	$115,801

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria's Secret & Co.
Reported Net Income Attributable to Victoria's Secret & Co. - GAAP	$725	$80,823
Restructuring Charge (a)	11,125	—
Adore Me Acquisition-related Items (b)	10,416	—
Amortization of Acquired Intangible Assets (c)	6,284	—
Occupancy-related Legal Matter (d)	—	21,679
Tax Effect of Adjusted Items	(6,640)	(5,477)
Adjusted Net Income Attributable to Victoria's Secret & Co.	$21,910	$97,025

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$0.01	$0.93
Restructuring Charge (a)	0.10	—
Adore Me Acquisition-related Items (b)	0.10	—
Amortization of Acquired Intangible Assets (c)	0.06	—
Occupancy-related Legal Matter (d)	—	0.19
Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$0.28	$1.11
(a) In the first quarter of 2023, we recognized a $11.1 million pre-tax charge ($8.4 million net of tax of $2.7 million), $7.8 million included in general, administrative and store operating expense and $3.3 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure.
(b) In the first quarter of 2023, we recognized a $10.4 million charge ($8.2 million net of tax of $2.2 million), $8.6 million included in costs of goods sold, $1.1 million included in interest expense, and $0.7 million included in general, administrative and store operating expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me.
(c) In the first quarter of 2023, we recognized $6.3 million of amortization expense ($4.7 million net of tax of $1.6 million) included in general, administrative and store operating expense related to the acquisition of Adore Me.
(d) In the first quarter of 2022, we recognized a $21.7 million charge ($16.2 million net of tax of $5.5 million), included in buying and occupancy expense, related to a legal matter with a landlord regarding a high-profile store that we surrendered to the landlord prior to separation.